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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Endocare, Inc.:

We consent to the incorporation herein by reference of our report dated February 8, 2001, with respect to the consolidated balance sheets of Endocare, Inc. as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Endocare, Inc.

/s/  KPMG LLP

Orange County, California
January 28, 2002